Exhibit 10.1

[SEMTECH LOGO]

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”), dated as of April 3, 2006 (the “Award Date”), is made between Semtech Corporation, a Delaware corporation (the “Company”) and Mohan Maheswaran (the “Executive”).

1.             Award of Shares. As an inducement for the Executive to join the Company and in consideration of continued service to the Company as an employee, the Company hereby awards to the Executive, 100,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), which shares are restricted and subject to forfeiture on the terms and conditions hereinafter set forth.

2.             Rights as a Shareholder/Dividends and Voting. The Executive shall have all of the rights of a shareholder with respect to the Shares, subject to the transfer restrictions and forfeiture conditions set forth herein and except as otherwise provided in this Agreement. These include voting rights and the right to receive cash dividends, when declared by the Board of Directors of the Company, on the Shares. Any cash dividends on the Shares shall be held by the Company (unsegregated as part of its general assets) until the vesting period lapses (and forfeited if the underlying Shares are forfeited), and shall be paid to the Executive as soon as practicable after such period lapses (if not forfeited).

3.	Termination of Employment/Leaves of Absence.

(a)           Vesting. Except as provided in subsection (c) and (d) below, if the service of the Executive with the Company is terminated for any reason, then the Shares which have not vested as of the date of the Executive’s termination of employment (“Termination Date”) shall be forfeited. The Shares awarded under this Agreement shall vest at the rate of 25% of the total Shares on April 3, 2007, with 1/16th of the total Shares vesting on the first business day of the eighth (8th) week of each fiscal quarter thereafter, so that all of the Shares shall be 100% vested approximately four years after the Award Date.

(b)           Leaves of Absence. The Company’s obligation to vest Shares pursuant to this Agreement may be suspended during a leave of absence as provided from time to time according to written Company policies. For purposes of this Agreement, the Executive’s employment shall not terminate when he is on sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing; provided, however, that Executive’s employment shall be treated as terminated 90 days after the Executive went on leave, unless the Executive’s right to return to active work is guaranteed by law or by a contract. The Executive’s employment shall terminate when the approved leave ends, unless the Executive immediately returns to active work.

(c)           Termination of Employment other than for Cause or a Good Reason Resignation Prior to a Change in Control or More Than Twelve Months After a Change in Control. If, prior to a Change in Control or more than twelve months after a Change in Control, the Executive’s employment is terminated by the Company other than for Cause (as defined herein), death, or disability, or the Executive resigns for Good Reason (as defined herein) within 30 days following the occurrence of any of the events constituting a Good Reason event, to the extent the Shares have not already vested, an additional 25% of the total Shares shall be vested on the Termination Date; provided, that the Executive executes a release agreement, substantially in the form attached hereto as Exhibit A (and revised, as determined to be appropriate by the Company, to reflect changes in the law to ensure the enforceability of such agreement) (“Release”), and the Executive complies with the covenant set forth in clause (iii) below).

(i)             For purposes of this Agreement, “Cause” shall mean (A) an act of personal dishonesty taken by the Executive in connection with the Executive’s responsibilities as an employee which is intended to result in a substantial personal benefit to the Executive, the Executive’s family or the Executive’s affiliates (defined as any entity in which the Executive or the Executive’s family member has a substantial beneficial interest), (B) the Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than traffic related offenses not involving serious bodily injury), (C) an act by the Executive which constitutes willful misconduct or gross negligence and is materially injurious, or reasonably expected to result in material injury, to the Company, (D) the Executive’s willful failure to follow the lawful directives of the Board that are consistent with the Executive’s position and duties, or (E) the Executive’s material breach of the Code of Conduct, which, for any breach that can be cured going forward, is not cured by the Executive within 15 calendar days after the Executive’s receipt of written notice from the Company specifying the nature of the Executive’s purported material breach.

(ii)            For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express, written consent (A) a significant reduction of the Executive’s duties, title, position or responsibilities relative to the Executive’s duties, title, position or responsibilities in effect immediately prior to such reduction; (B) a reduction by the Company of the Executive’s base salary or target bonus as in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; (C) the Executive’s relocation to a facility or a location more than thirty-five (35) miles from the Company’s current headquarters location; or (D) the Company fails to nominate the Executive to stand for election as a Director at the Company’s next annual meeting of shareholders to be held on June 15, 2006 or for subsequent re-election for so long as the Executive is the Company’s Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any listing standard applicable to the Company.

(iii)           The Executive agrees that eligibility for the accelerated vesting set forth in this subsection (c) is contingent on his agreement and compliance with the requirement that for a period of one year the Executive does not accept employment nor an engagement as a consultant with a competitor (including Intersil Corporation, International Rectifier Corporation, Maxim Integrated Products, Analog Devices, Inc., Linear Technology Corporation, National Semi-Conductor Company, Micrel, Inc., Texas Instruments, Inc., any other company in the peer group of competitors used in connection with performance based-options issued to the Executive by the Company, and any other company that designs or sells integrated circuits for the end market applications in which the Company’s products are used), where such position is comparable to the position the Executive held with the Company and where the Executive cannot reasonably satisfy the Company that the new employer is prepared to (or such employer does not take adequate steps to) preclude and to prevent disclosure of the Company’s confidential information. The Executive acknowledges and agrees that the provisions of this clause (iii) are reasonable and necessary to protect the confidential and proprietary information of the Company and that the restrictions contained herein do not restrain the Executive from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. The Executive also acknowledges and agrees that absent the promises and representations made by the Executive in this clause (iii), the Company would not agree to provide the Executive the accelerated vesting described in this subsection (c). If, on the Termination Date, the Company has knowledge that the Executive has breached or intends to breach his obligations under this subsection (iii), the Executive shall not be entitled to the accelerated vesting described in subsection (c), unless such knowledge is incorrect. Notwithstanding any vesting pursuant to this subsection, the Company reserves all available remedies, whether in law or in equity, with respect to any breach by the Executive of his obligations under this subsection (c).

(d)           Termination Following a Change in Control. If the Executive’s employment is terminated by the Company other than for Cause, death, or disability, or the Executive resigns for Good Reason within 30 days following the occurrence of any of the events constituting a Good Reason event, in each case within 12 months following a Change in Control (as defined herein), 100% of the total Shares shall be vested on the Termination Date; provided, that the Executive executes a Release. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events with respect to the Company: (A) any consolidation or merger involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities or interests of the corporation (or its parent corporation) or other entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Stock immediately before such merger or consolidation; (B) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or (C) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) who is not, on October 3, 2001, a “controlling person” (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) (a “Controlling Person”) of the Company shall become (x) the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of over 50% of the Company’s outstanding Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company.

4.             Non-transferability of Agreement. This Agreement is personal and neither the Shares nor any rights hereunder may be transferred, assigned, pledged or hypothecated by Executive in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of Executive’s unvested rights under this Agreement, shall be null and void.

5.             Not a Contract of Employment. By executing this Agreement, the Executive acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Executive by this Agreement, could attempt to argue that he or she was terminated to preclude vesting; (b) the Executive promises never to make such a claim; (c) nothing in this Agreement confers on the Executive any right to continue an employment, service or consulting relationship with the Company or its affiliates, nor shall it affect in any way the Executive’s right or the Company’s right to terminate the Executive’s employment, service, or consulting relationship at any time, with or without Cause; and (d) the Company would not have granted the Shares to the Executive but for these acknowledgements and agreements.

6.	Tax Consequences.

(a)           Tax Consultation. The Executive understands that he may suffer adverse tax consequences as a result of his acquisition or disposition of the Shares. The Executive understands that he has only 30 days from the Award Date to file an 83(b) election with the Internal Revenue Service, if the Executive so desires. The Executive represents that he has consulted with any tax consultants he deems advisable in connection with the acquisition or disposition of the Shares and that he is not relying on the Company for any tax advice. By signing this Agreement, the Executive acknowledges that he shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Internal Revenue Code of 1986, as amended), and that the Company shall not have any obligation whatsoever to pay such taxes.

(b)           Withholding. To satisfy Executive’s federal and state income and payroll tax liabilities resulting from the lapse or removal of restrictions on the Shares (“Tax Obligations”), Executive hereby authorizes the Company to withhold a number of Shares that have a fair market value (determined as of the trading date preceding the date the Tax Obligations arise) equal to the aggregate amount of such Tax Obligations based on the minimum statutory withholding rates for federal and state income tax and payroll purposes that are applicable to such supplemental taxable income. Executive agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 6.

7.             Investment Representation. The Executive represents and warrants and covenants to the Company that the Shares are being acquired for the Executive’s account for investment only and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933, as amended (“Securities Act”), or any rule or regulation thereunder.

8.	Issuance of Shares.

(a)           Escrow. The Company shall cause the Shares to be issued and a stock certificate or certificates representing the Shares to be registered in the Executive’s name promptly upon execution of this Agreement, but the stock certificate or certificates shall be delivered to, and held in custody by, the Secretary of the Company or such other escrow holder as the Company may appoint, until the vesting restrictions lapse; provided, however, that the stock certificate or certificates representing Shares, the vesting restrictions for which lapse pursuant to Section 3(c), shall be held in custody by the Secretary of the Company or such other escrow holder as the Company may appoint, until the end of the one-year period described in Section 3(c)(iii).

(b)           Legend on Stock Certificate. Until the vesting restrictions lapse, the stock certificates representing Shares shall have affixed thereto legends substantially in the following form, in addition to any other legends required by applicable federal or state laws, if any:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT BY AND BETWEEN SEMTECH CORPORATION (THE “COMPANY”) AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(c)           Delivery of Shares. As vesting restrictions lapse, the Company shall cause certificates for the Shares to be delivered to Executive, free from the legend provided for in subsection (b); provided that if any law or regulation requires the Company to take any action with respect to such Shares before the delivery thereof, then the date of delivery of such Shares will be extended for the period necessary to complete such action.

(d)           Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any law or any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(e)           Securities Law Requirements. No Shares shall be transferred if counsel to the Company determines that any applicable registration requirement under the Securities Act or any other applicable requirement of federal or state law has not been met.

9.             Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.

10.          Binding Effect. This Agreement shall extend to, be binding upon and inure to the benefit of the Executive and the Executive’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Sections 4, and 8 with respect to the transfer of this Agreement or any rights hereunder or of the Shares), and upon the Company and its successors and assigns, regardless of any change in the business structure of the Company, be it through spinoff, merger, sale of stock, sale of assets or any other transaction.

11.          Notices. Each notice to the Company relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at its office located at 200 Flynn Road, Camarillo, California 93012, to the attention of the Secretary of the Company. All notices to the Executive or other person then entitled to exercise any right pursuant to this Agreement shall be delivered to the Executive personally or sent by certified mail, return receipt requested, addressed to the Executive at the last address that the Company had for the Executive on its records. The Executive or such other person may specify a different address in writing to the Company by a notice delivered in accordance with this section.

12.          Choice of Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions). Any dispute or disagreement regarding the Executive’s rights under this Agreement shall be settled solely by binding arbitration in accordance with the terms of the Executive’s Employee Acknowledgement and Agreement.

13.          Entire Agreement. This Agreement and the offer letter dated March 12, 2006 from the Company to the Executive constitute the entire understanding between the parties to this Agreement with regard to the subject matter of this Agreement. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Agreement.

14.          Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Agreement.

15.          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

16.          Acknowledgement of Executive. The Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all terms and conditions relating to the Shares. The Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors of the Company upon any questions arising under this Agreement, and further agrees to notify the Company upon any change in the residence address set forth on the signature page hereto.

[signature page follows this page]

IN WITNESS WHEREOF, this Agreement is executed by the Executive and by the Company through its duly authorized officer or officers and delivered as of the date written above.

EXECUTIVE	SEMTECH CORPORATION

Mohan R. Maheswaran	By /s/ David G. Franz
(Print Name)	Name: David G. Franz
/s/ Mohan R. Maheswaran	Title: Chief Financial Officer

(Signature)

Address for Notices:

              200 Flynn Road

          Camarillo CA, 93012-8790

Consent of Spouse

I, the spouse of the above-named Executive, acknowledge and agree that I am bound by the terms of this Agreement as to any and all interests I may have in the Shares acquired by my spouse under this Agreement.

Print Name

[SEMTECH LOGO]

EXHIBIT A

FORM OF RELEASE

Date

Mohan Maheswaran

Address

Re: Termination of Employment - Agreement and Release

Dear Mohan:

This letter agreement (“Agreement”) presents the terms, conditions, understandings, and agreements reached between me, Mohan Maheswaran, and Semtech regarding resolution, settlement and release of any disputes or claims I may have arising from my employment by Semtech, including any matters related to the termination of my employment.

I acknowledge that I have the opportunity, should I desire, to consult with an attorney of my choice prior to executing this Agreement.

In consideration of the respective promises, releases, and commitments stated in this Agreement, Semtech and I (collectively referred to as “the Parties”) agree as follows:

1.          Release from Responsibilities/Termination. I am relieved of my responsibilities to and with Semtech effective _________________ (“Notice Date” or “last date of active employment). Under this Agreement, I will remain an employee of Semtech until _________ (___ weeks) at which time my employment with Semtech will terminate (“Termination Date”).

2.	Benefits

(a)        In General. Semtech promises that I will receive the amount and benefits set forth in this Section that are conditioned on my execution of this Agreement, 75% of which are being paid to induce me to release any claims I may have under the Age Discrimination in Employment Act (“ADEA”). I may revoke the release of ADEA Causes of Action in Section 3(a) of this Agreement within 7 days after I sign it, in which case I will not receive the amounts or benefits that are being paid to me for my release of ADEA Causes of Action, and my release of ADEA Causes of Action will not

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go into effect. I acknowledge that my release of ADEA Causes of Action under that section constitutes an entirely separate agreement from the balance of this Agreement. Because my release of ADEA Causes of Action is separate, if I revoke my release of ADEA Causes of Action, I understand that I will not be revoking my release of any Claims (as defined in Section 2(c)) or any other part of this Agreement, which will remain in effect.

(b)         Pre-Termination Compensation. I will continue to receive any present salary on my regular paydays, through the Termination Date. Immediately following the Termination Date, I will receive cash in lieu of any unused vacation days I may then have.

(c)         Consideration. In exchange for this Agreement, I will receive the following payments and benefits as provided in [Section 15(a) or (b)] of that certain Offer Letter, dated as of _________, 2006 (“Offer Letter”: [specifically describe the payments and benefits herein including treatment of equity awards]. These payments and benefits will be paid to me if I re-execute this Agreement during the 15-day period beginning on the day after the Termination Date. I agree that my re-execution of this Agreement shall update this Agreement to reflect any Claims (as defined in Section 3) that I may have accrued since I first executed this Agreement. If I do not satisfy this re-execution requirement, the amount I will be paid shall be reduced to $1000.

(d)         Compensation and Benefit Plans. I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of Semtech or any affiliate following my termination of employment. Thereafter, I will have no rights under any of those plans, except as follows:

(i)       Group Insurance. I will have any legally-mandated rights, if any, to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which I participate. In addition, I shall be entitled to the group insurance benefits prescribed in [Section 15(a)(ii) or (b)(iii)] of the Offer Letter, which reads: [insert language]

(ii)      Qualified and Non-Qualified Plan Retirement Benefits. I will retain any vested benefits under all qualified and non-qualified retirement plans of Semtech, and all rights associated with such benefits, as determined under the official terms of those plans.

(iii)     Equity Awards. My restricted stock and stock options shall vest in accordance with their written terms and, in the case of stock options, be exercisable in accordance with their written terms.

(iv)     Indemnity and D&O Insurance. I will continue to be covered by (a) the terms and conditions of the Indemnity Agreement entered into

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between Semtech and me on [DATE] (the “Indemnity Agreement”) and (b) the terms of Semtech’s D&O insurance policy for claims against me that arise out of matters or events that occurred prior to the Termination Date.

Payment made under this Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

3.	Complete Release.

(a)        Release of ADEA Causes of Action. I irrevocably and unconditionally release all claims that I may now have against the Released Parties listed in Section 3(e) under the ADEA, which prohibits age discrimination in employment (ADEA Causes of Action).

(b)        Release of Claims Other Than ADEA Causes of Action. I irrevocably and unconditionally release all claims described in Section 3(c) that I may now have against the Released Parties listed in Section 3(e).

(c)         Claims Released. The claims I am releasing under Section 3(b) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any Released Party listed in Section 3(e). I understand that the term “Claims” does not include any ADEA Causes of Action. I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(i)       Anti-discrimination statutes (other than the ADEA), such as Executive Order 11,141, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

(ii)      Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

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(iii)     Other laws, such as any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters, any applicable California Industrial Welfare Commission order.

(iv)     Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 2 or 3(a) of this Agreement): (i) Claims that in any way relate to or arose during my employment with Semtech, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(d)        Unknown Claims and ADEA Causes of Action: I understand that I am releasing Claims and ADEA Causes of Action that I may not know about. That is my knowing and voluntary intent even though I recognize that someday I might regret having signed this Agreement. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims, such as California Civil Code Section 1542. I understand the significance of doing so. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(e)        Released Parties: The Released Parties are Semtech, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

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(f)          Claims Not Released: It is my intention to release all Claims and ADEA Causes of Action that I may have. Notwithstanding the previous sentence, Semtech and I agree that this Agreement does not release my rights to enforce this Agreement, such as Semtech’s obligation to make the payments and provide the benefits described in Section 2. Moreover, I understand that this Agreement does not release claims that cannot be released as a matter of law. For example, this Agreement does not release the following types of claims to the extent that they cannot be released as a matter of law: claims under the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the California Workers’ Compensation Act, the California Family Rights Act, and Division 3, Article 2 of the California Labor Code. In determining whether this Agreement provided me with adequate consideration, I assumed that I was releasing all such Claims and ADEA Causes of Action, including those that cannot be released as a matter of law. Based on that assumption, I determined that I was receiving sufficient consideration to induce me to release such Claims and ADEA Causes of Action. Accordingly, I promise never to assert that this Agreement was not knowing and voluntary because I did not know which Claims or ADEA Causes of Action I could not lawfully release. In order to effectuate my intent to release all Claims and ADEA Causes of Action, I agree that if I am ever awarded any amount with respect to a Claim or ADEA Cause of Action against a Released Party that is not extinguished by this Agreement, everything paid to me under Section 2 shall be applied to satisfy any such Claim or ADEA Cause of Action.

4.	Promises.

(a)         Employment Termination: I agree that my employment with Semtech and its affiliates will end on the Termination Date. Between now and the Termination Date, I agree that no changes to my job duties shall constitute Good Reason under my Offer Letter. No one has represented to me that Semtech or its affiliates will ever seek to rehire me and, except to the extent that their duly authorized officers personally ask me to do so, I will not seek employment with them. Semtech and I acknowledge that I have [voluntarily resigned for Good Reason/been terminated without Cause, as such terms are defined in the Offer Letter].

(b)         Pursuit of Claims: Except as specifically identified above my signature at the end of this Agreement, I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Agreement purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive. If I am ever awarded or recover any amount as to a Claim I have purported to waive in this Agreement, I agree that the amount of the award or recovery shall be

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reduced by the amounts I was paid under this Agreement, increased appropriately for the time value of money, using an interest rate of 8 percent per annum. To the extent such a setoff is not effected, I promise to pay, or assign to Semtech my right to receive, the amount that should have been set off. I promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. This subsection shall not prohibit me from challenging the validity of the ADEA Causes of Action released in Section 3(a) of this Agreement.

(c)	Return of Property and Company Debts.

(i)       I agree to provide Semtech, or assist Semtech in retrieving, all information, records, or other materials belonging or relating to Semtech or my services with Semtech, in whatever recorded or retrievable form, which are or have been in my possession or control in connection with my employment by Semtech. I agree to return all keys to Semtech files, desks, etc., in my possession, and disclosure to Semtech of all computer or other electronic storage system passwords, access codes, or other electronic "keys." I agree that I will not remove from Semtech nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Semtech of which I gained knowledge or to which I gained access during my employment.

(ii)      Additionally, I agree that I will not remove from Semtech nor retain under my control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or any other item, asset, or property owned, licensed, or utilized by Semtech. I acknowledge that I may be personally liable to the applicable owner for any misuse or misappropriation by me of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property or other rights in the item. I acknowledge that I have returned to Semtech any and all such items which may have been previously used by me in any off site or remote office or work location. The first sentence of this paragraph in no way prohibits me from securing, in my own name and for my own account, any such commercially available program, tool, aid, or item directly from the owner for my own use.

(iii)     By my last day of work, I will have cleared all expense accounts, repaid everything I owe to Semtech or any Released Party, paid all amounts I owe on Semtech-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

(d)        Ownership of Claims and ADEA Causes of Action. I have not assigned or transferred any Claim or ADEA Cause of Action I am purporting to release, nor have I attempted to do so.

(e)        Nonadmission of Liability: I agree not to assert that this Agreement is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

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(f)          No Disparagement or Harm: I agree not to denigrate or otherwise disparage Semtech, any other Released Party, or any of Semtech’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research, and Semtech agrees that none of its officers or members of its Board of Directors shall denigrate or otherwise disparage me. However, nothing in this subsection (f) shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. I agree not to incur any expenses, obligations, or liabilities on behalf of Semtech.

(g)         Existing Obligations Continue: I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject.

(h)        Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(i)          Other Representations: In addition to my other representations in this Agreement, I have made the following representations to Semtech, on which I acknowledge it also has relied in entering into this Agreement with me:

(i)       There Have Been No Wrongful Acts: I have not suffered any discrimination on account of my age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future or a violation of my rights under the California Family Rights Act, or the Family Medical Leave Act. I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed I, except for unpaid amounts or benefits expressly payable under the terms of this Agreement or not released hereunder.

(ii)      My Factual Allegations Were Truthful: To the best of my knowledge, all of the factual allegations I made that induced Semtech to enter into this Agreement are true in all material respects.

(iii)     ADEA Release Requirements Have Been Satisfied: I understand that this Agreement had to meet certain requirements to validly release any ADEA Causes of Action I might have had, and I represent that all such requirements were satisfied. (These requirements are that (1) my entering into this agreement had to be knowing and voluntary (i.e., free from fraud, duress, coercion, or mistake of fact); (2) this agreement had to be in writing and be understandable; (3) it had to explicitly waive current ADEA Causes of Action; (4) it could not have waived future ADEA Causes of Action; (5) it must have been paid for with something to which I was not

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already entitled; (6) Semtech had to advise me in writing to consult an attorney; (7) Semtech normally had to give me at least 21 days in which to consider my ADEA release; and (8) Semtech normally had to give me at least 7 days within which to revoke my ADEA release after signing it.) I further understand that if I had executed this Agreement in connection with an employment termination program, I would have been entitled to more time to consider this Agreement and to information about other persons selected or eligible for the program under which I was terminated; I represent that all factual or legal questions I had about whether I was terminated pursuant to an employment termination program were answered satisfactorily and that I was not terminated pursuant to such a program.

(j)          False Claims Representations and Promises: I have disclosed to Semtech any information I have concerning any conduct involving Semtech or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation Semtech or any affiliate undertakes into matters occurring during my employment with Semtech or any affiliate. I understand that nothing in this Agreement prevents my from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against Semtech or any affiliate.

(k)         Cooperation Required: I agree that, as requested by Semtech, I will fully cooperate with Semtech or any affiliate in effecting a smooth transition of my responsibilities to others. I also agree to make myself available upon reasonable advance notice to meet with Semtech or its representative to provide any facts or other information I may have regarding any matter related to my duties while employed by Semtech.

(l)          Non-Solicitation. I agree that, for a period of twenty four months following my Notice Date, I shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Semtech, to perform work or services in any capacity for any other person or entity other than Semtech; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Semtech; provided, however, that I shall be permitted to solicit my personal assistant to continue to work for me or my successor employer.

(m)       This Release to be Kept Confidential: Except with respect to knowledge that is available from perusing Semtech’s publicly available filings, I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality

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requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent prohibited by law, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify Semtech of a disclosure obligation or request within 1 day after I learn of it and permit Semtech to take all steps it deems to be appropriate to prevent or limit the required disclosure).

5.	Consequences of Violating Promises

(a)        General Consequences: In addition to any other remedies or relief that may be available, Semtech and I agree to pay the other party’s attorneys’ fees (including in-house counsel costs) and damages the Released Parties or I, respectively, may incur as a result of breaching a promise made in this Agreement (such as by suing a Released Party over a released Claim or disparaging me) or if any representation made in this Agreement was false when made. We agree that the minimum damages for each breach will be a liquidated sum equal to half of the attorneys’ fees each Released Party or me, as applicable, incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that Semtech would be irreparably harmed by any actual or threatened violation of Section 4 that involves Release-related disclosures or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that Semtech will be entitled to an injunction prohibiting me from committing any such violation.

(b)         Challenges to Validity: Should I attempt to challenge the enforceability of the release of Claims in Section 3(b), I agree first (1) to deliver a certified check to Semtech for all amounts I have received on account of my release of Claims because I signed this Agreement, plus 8 percent interest per annum, (2) to direct in writing that all future benefits or payments I am to receive because I signed this Agreement be suspended, and (3) to invite Semtech to cancel this Agreement. If Semtech accepts my offer, this Agreement will be canceled. If it rejects my offer, Semtech will notify me and deposit the amount I repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Agreement. If the release of Claims in Section 3(b) is determined to be enforceable, Semtech is to pay me the amount in the account, less any amounts I owe Semtech. If the release of Claims in Section 3(b) is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Agreement in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

6.          Consideration of Release. I acknowledge that, before signing this Agreement, I was given at least 21 days in which to consider this Agreement. I waive any right I might have to additional time within which to consider this Agreement. I further acknowledge that: (1) I took advantage of the time I was given to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange

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for my execution of this Agreement that I would not otherwise be entitled to receive; and (6) Semtech, in writing, encouraged I to discuss this Agreement with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.

7.          Authority. Semtech represents and warrants that the undersigned has the authority to act on behalf of Semtech and to bind Semtech and all who may claim through it to the terms and conditions of this Agreement. I represent and warrant that I have the capacity to act on my own behalf and on behalf of all who might claim through I to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8.          No Representations. Each Party acknowledges that in deciding to sign this Agreement, it has not relied upon any representations or statements that are not specifically set forth in this Agreement.

9.          Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.        Entire Agreement. This agreement represents the entire agreement and understanding between Semtech and me concerning my employment with and separation from Semtech, and supersedes and replaces any and all prior agreements and understandings concerning my relationship with Semtech and my compensation by Semtech, other than my Employee Confidentiality Agreement and Proprietary Rights Agreement, my Invention Assignment and Secrecy Agreement, my Policy Regarding Confidential Information and Insider Trading for All Employees, and my Employee Acknowledgement and Agreement.

11.        No Oral Modification. This agreement may only be amended in writing, signed by me and an authorized representative of Semtech.

12.        Governing Law/Enforcement. This agreement shall be governed by the laws of the State of California. The Parties agree to resolve any claims they may have with each other (except for claims for temporary restraining orders or preliminary injunctions to aid in arbitration only) through final and binding arbitration in accordance with my Employee Acknowledgement and Agreement, which is incorporated by reference herein.

13.        Counterparts. This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISION BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND ADEA CAUSES OF ACTION. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND YOU SHOULD CONSULT YOUR ATTORNEY.

The only lawsuits, charges, complaints, or claims I have filed to date relating to my employment (including docket number and name) are: ______________________________________________________________
_____________________________________________________________________________________. I agree to cause the withdrawal or dismissal with prejudice of all of these matters, to the extent still pending within 5 days after this Agreement becomes irrevocable, and until such withdrawal or dismissal is accepted or ordered, no amounts otherwise due I under this Agreement shall become payable.

Executed at _________, this _____ day of _____, 20___

________________________________________________

Employee

Executed at _________, this _____ day of _____, 20___

________________________________________________

Company

Re-executed after my __________________, 20__ Termination Date on this ____day of ___________________, 20__.

__________________________________________________

Employee

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[SEMTECH LOGO]

STATEMENT OF COUNSEL

I represented Mohan Maheswaran (Employee) in negotiating the general release (Release) dated [date] with Semtech Corporation (Company). I fully advised the Employee of the scope, meaning, and legal effect of each provision contained in the Release. The Employee acknowledged to me that the Employee carefully read and fully understood all of the provisions of the Release, including the provision by which the Employee released all of the Employee’s claims, both known and unknown, against Semtech and all other related parties (Released Parties).

I agree to be bound by any provisions in the Release relating to confidentiality, nondisclosure, or the Employee’s or my attorney’s fees and costs, to the same extent as if I, not the Employee, had executed that agreement. Except to the extent otherwise explicitly provided for in the Release, I agree that neither Semtech nor any of the Released Parties is obligated to pay or will be paying any of those fees and costs, and I promise never to seek to hold any of them liable for those fees and costs.

[Attorney’s Name]

Date: